October  5,  1999

Thomas  N.  Benjamin
1175  Gaviota  Drive
Unit  No.  4
Laguna  Beach,  California  92651

     RE:     EMPLOYMENT  OFFER

Dear  Tom:

     This letter shall serve as 2TheMart.com, Inc.'s (the "Company") offer of employment to you to serve as the Vice President/Strategic Planning & Analysis ("Executive") of the Company. You understand that your position and function as an Executive will be determined from time to time by the Board of Directors of the Company. Your duties shall be to perform all functions generally appropriate for an Executive and as further described by the Board of Directors. We are very pleased to offer you the position of Vice President/Strategic Planning & Analysis with our Company in accordance with the following terms and conditions:

1. BASE SALARY. Your beginning Base Salary will be in the annualized amount of $125,000, payable bi-weekly (your first payroll pay date at this salary amount will be September 3, 1999). Your Base Salary will be increased to the annualized amount of $150,000 beginning January 1, 2000.

2. STOCK OPTIONS. The Company will grant to you options to acquire an aggregate of 300,000 shares of common stock of the Company at an exercise price of $3.00 per share ("Options"). The Options shall vest as follows:

     A.  The  right  to  acquire  150,000  shares shall vest on October 5, 1999.


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     B.  The  right  to  acquire  an  additional  75,000  shares  shall  vest on
September 1, 2000 provided you have been continuously employed by the Company as of that vesting date.

     C. The right to acquire the balance of the Options, 75,000 shares, shall vest on September 1, 2001, provided you have been continuously employed by the Company as of that vesting date, until the Options are fully vested. The
Options shall fully vest upon any sale of a majority interest in the Company. In the event you are not continuously employed by the Company as of any vesting date, all Options that have not vested shall become void.

3. VACATION. As an executive of the Company you will be entitled to 3 weeks paid vacation, to be utilized at the discretion of the executive. The Company prefers that no executive take more than 2 weeks of continuous vacation.

6. HEALTH BENEFITS. The Company will provide health insurance coverage (including dental and vision) for you and your family at the Company's cost. Our health plan is underwritten by the Principal Insurance Group, and is a combined PPO/Indemnity type coverage. We will provide you with additional information on our health plan under separate cover.

7. EXECUTIVE BENEFITS. As an executive of the Company, you will be entitled to participate in all other executive benefits as they are implemented. The Company will be establishing a retirement plan (i.e. 401K Plan) (probably by the 4th quarter) and an Incentive Stock Option Plan (by the 3rd or 4th quarters).

8. BONUSES. As an executive of the Company, you will be able to participate in any annual bonus program implemented by the Company. The Company's Bonus Plan will be a combination of a cash based and Incentive Stock Option based plan. A high level executive such as you would participate in both plans, based upon your performance, which bonuses will be at the discretion of the Board of Directors of the Company.

9. TERMINATION OF EMPLOYMENT. In the event of the termination of your employment for other than cause, you would be entitled to continue to receive your Base Salary, payable bi-weekly, for a period of 12 months. "For cause" shall be defined as follows:


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     (i)  incompetence,  insubordination,  failure,  inability,  or  refusal  to perform  assigned duties; (ii) gross negligence, willful misconduct or breach of
fiduciary  duty;   (iii)  condition  of  a  crime  (other  than  minor  traffic
violations or similar offenses);  (iv)     being under the influence of, or use,
sale, distribution, or possession of unauthorized or illegal drugs or intoxication beverages while on duty or on the Company's or a subsidiary's
premises;  (v)     willful  destruction  or  defacement  of  Company's  or  a
subsidiary's,  a  customer's,  or  an  employee's  property;   (vi) unauthorized
disclosure of confidential information; and (vii) continued and unexplained absences from work.

You  shall  be  immediately  terminated without notice for the following Causes:

     (i) unauthorized entry into Company's secured non-public areas; (ii) falsifying or altering the Company's or a subsidiary's records; (iii) theft, embezzlement, fraud or forgery; (iv) any act which results or was intended to result in significant gain or personal enrichment to the you at the Company's expense; and (vi) any act which results in substantial injury or embarrassment to the reputation, business, or business relationship of Company.

10. CONFIDENTIAL AND SECRET INFORMATION/COMPANY PROPERTY. You acknowledge that you will have access to items used in the Company's business which the Company deems to be secret, confidential, unique and valuable; were developed by Company at a great cost and over a long period of time; and that disclosure of any of these items to anyone other than Company's officers, directors, agents or authorized employees will cause Company irreparable injury. You agree that upon termination of this Agreement, you will return any and all documentary information or written documents to Company. Such items and information shall be held in strict confidence by you and shall not be revealed to any third party unless otherwise required by law. All other material and property that may be furnished to you during the course of your employment with the Company such as customer lists, customer tracking, automobiles, books and records shall be and remain the Company's property and shall be returned to the Company at any time upon demand.

     Please acknowledge your understanding and agreement of the terms of your employment with the Company by signing this letter where noted below.


     If you have any questions, of course, please do not hesitate to contact me.

     Sincerely,
2THEMART.COM,  INC.




     Dominic  J.  Magliarditi
President
DJM:

ACKNOWLEDGED  AND  AGREED



/s/ Thomas N. Benjamin
_____________________________
Thomas  N.  Benjamin
Date: September 3, 1999